Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

     THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into by and between John S. Brittain, Jr. (“Employee”), residing at 11300 Peacock Hill Way, Great Falls, VA 22066, and American Management Systems, Incorporated (“AMS”), with its principal place of business at 4050 Legato Road, Fairfax, VA, 22033, (each individually a “Party” and collectively “the Parties”), and is effective as of the date of execution by Employee.

     WHEREAS, Employee is employed by AMS as an Executive Vice President and Chief Financial Officer; and

     WHEREAS, pursuant to this Agreement, Employee and AMS agree to end the employment relationship as of September 30, 2003; and

     WHEREAS, AMS wishes to provide Employee assistance in transitioning from AMS employment and so has offered, and Employee has agreed to accept, this Agreement as set forth below; and

     WHEREAS, the Parties agree that it is in their mutual interest to resolve all matters between them on an amicable basis;

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement, the sufficiency of which the Parties acknowledge, it is agreed as follows:

          1. Separation from Employment.

               Employee’s last day as an AMS employee will be September 30, 2003 (the “Separation Date”).

          2. Severance and Other Consideration.

(a) In consideration for Employee’s promises in this Agreement, and in full settlement and release of any actual or potential claims, AMS agrees to do the following:

i) pay to Employee the sum of Four Hundred Thousand Dollars ($400,000.00) which constitutes an amount equal to one year of Employee’s current base salary;

ii) pay to Employee an additional payment in the amount of Three Hundred Sixty-Two Thousand Dollars ($362,000.00);

iii) pay on behalf of Employee eighteen (18) months of premiums for health and dental insurance continuation coverage under any AMS health plan in which Employee is enrolled as of the Separation Date pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), less the employee portion of such premiums which Employee agrees to timely pay on a monthly basis, such coverage not to extend beyond March 31, 2005. AMS’s share of the premiums paid for such plans shall not constitute taxable income to Employee. In the event that Employee secures alternative coverage before the expiration of this time period, AMS’s obligation hereunder will cease;

iv) provide Employee with the option of recording an outgoing message for his AMS voicemail box that contains information as to where he can be reached. AMS will maintain the outgoing message in the voicemail system for three (3) months after the Separation Date. Employee shall provide AMS with the contents of this outgoing message and AMS shall have the right to approve of the contents of any such message;

v) provide Employee with executive outplacement services through Right Management Consultants’ Professional Management Service program or another outplacement services company selected by Employee for a period of up to twelve (12) months after he first engages services with Right Management Consultants or another outplacement services company, subject to advance consultation with and written approval by AMS’s Chief Human Resources Officer; and

vi) consult with Employee as to the content of any press release relating to his departure from AMS.

(b) Within thirty (30) days following the receipt by AMS of this Agreement signed by Employee, seventy-five percent (75%) of the payments referenced in Sections 2(a)(i) and (ii) will be made by direct deposit into Employee’s bank account into which his paychecks are currently deposited. These payments shall be subject to all legally required withholdings and deductions. The remaining twenty-five percent (25%) of the payments contemplated under Sections 2(a)(i) and (ii) shall be paid with interest, at the federal prime rate, two (2) months after the Separation Date, provided Employee has fully complied with the obligations set forth in this Agreement. This second payment will be subject to all legally required withholdings and deductions. If Employee has not complied with the obligations in this Agreement, in particular Sections 11, 12, 13, 16, 17 and 21, Employee shall not be entitled to, nor shall Employee be paid, the remaining twenty-five percent (25%) of the severance payment referenced in Sections 2(a)(i) and (ii) above.

         Employee understands that AMS will not provide him with severance pay or any of the other benefits listed above if he revokes his signature as provided for in Section 18 of this Agreement.

         3. Consideration Acknowledgement.

         The Parties agree that AMS’s promises in Section 2 are in full, final and complete settlement of all claims Employee may have against AMS, its affiliates, past and present officers, directors, employees, agents, successors and assigns, and exceed those to which Employee otherwise would be entitled absent his promises in this Agreement.

         4. Stock Options and Restricted Stock.

         The Employee was granted a nonqualified stock option for 65,000 shares of common stock of AMS at a strike price equal to $19.12 on March 11, 2002 and an additional nonqualified stock option grant for 40,000 shares of common stock of AMS at a strike price equal to $11.04 on March 6, 2003. All of Employee’s stock options shall fully vest on the Separation Date. Employee shall retain the right to exercise any of his outstanding stock options through September 30, 2004. Additionally, Employee’s Five Thousand (5,000) shares of AMS common stock granted in the form of deferred stock units shall fully vest on Separation Date. Employee acknowledges and recognizes that he is subject to all applicable laws and regulations with regard to trading in AMS securities. Accordingly, in order to ensure compliance with all applicable laws and regulations, Employee agrees to clear any intended acquisition or disposition of AMS securities with AMS’s Office of the General Counsel.

         5. Other Welfare Benefit Plans.

         This Agreement does not affect in any way Employee’s rights to any vested amounts in his accounts under the American Management Systems, Inc. 401(k) Plan, the American Management Systems, Inc. WealthBuilder Plan, the American Management Systems, Incorporated Deferred Compensation Plan, and the American Management Systems, Incorporated StockBuilder Plan.

         6. Accrued Vacation.

         AMS will pay Employee any accrued but unused annual leave at current rate of pay as of his Separation Date, in accordance with AMS policies. Such payment will be disbursed by check made payable to Employee no later than the next regularly scheduled payday after the Separation Date and delivered to Employee’s home address.

         7. Business Expenses.

         AMS will reimburse Employee for legitimate business expenses incurred on or before the Separation Date in accordance with AMS’s expense reimbursement practices so long as such expenses are submitted on or before October 31, 2003.

         8. Non-Admission of Liability.

         Nothing in this Agreement shall be construed as an admission of liability by AMS, its affiliates, or its past and present officers, directors, employees or agents, and AMS specifically disclaims liability to or wrongful treatment of Employee on the part of itself, its affiliates, and its past and present officers, directors, employees and agents.

         9. No Pending Actions.

         Employee represents that he has not filed any complaints or charges against AMS with the U.S. Department of Labor, the Equal Employment Opportunity Commission, or with any other federal, state or local agency or court, and covenants that he will not seek to recover on any claim released in this Agreement. To the extent permitted by law, Employee promises that he will not voluntarily assist any third party in pursuing any legal claim against AMS, and he will immediately notify AMS if he is asked to provide such assistance.

         10. Legal Fees and Indemnification.

(a) In the event that Employee is made a party, or, is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of AMS, or is or was serving at the request of AMS as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Employee’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Employee shall be indemnified and held harmless by AMS to the fullest extent permitted or authorized by AMS’s certificate of incorporation and by-laws. To the extent consistent with the foregoing, this obligation to indemnify the Employee and hold him harmless shall continue even if he has ceased to be a director, officer, member, employee or agent of AMS or other such entity described above, and shall inure to the benefit of the Employee’s heirs, executors and administrators. AMS shall advance to the Employee all reasonable costs and expenses incurred by him in connection with a Proceeding within twenty (20) days after receipt by AMS of a written request for such advance. Such request shall include an undertaking by the Employee to repay the amount of such advance if it shall ultimately be determined that the Employee is not entitled to be indemnified against such costs and expenses.

(b) Neither the failure of AMS (including its Board, independent legal counsel or stockholders) to have made a determination before such Proceeding concerning payment of amounts claimed by the Employee under Subsection (a) above that indemnification of the Employee is proper because he has met the applicable standards of conduct, nor a determination by AMS (including its Board, independent legal counsel or stockholders) that the Employee has not met such applicable standards of conduct, shall create a presumption that the Employee has not met the applicable standards of conduct.

         With respect to any claim(s) that may be advanced against Employee personally for actions lawfully taken during the ordinary course of his employment with AMS, Employee shall be entitled to the same right to indemnification by AMS that is afforded to similarly situated employees of AMS, namely the indemnification rights that may exist under AMS’s insurance policies or in an individual employment agreement. No provision in this Agreement shall be construed to create any additional rights to indemnification.

       11.  Transfer of Duties.

         Employee shall take all steps reasonably requested by AMS to ensure an orderly transfer of his duties as an officer and/or director of AMS and its subsidiaries and shall take all steps reasonably necessary to ensure that the accounts of AMS and each of its subsidiaries of which Employee is a director or officer immediately prior to the Separation Date in respect of the 2002 financial year (or part thereof) are finalized and, if requested by AMS, approved by Employee on or prior to the Separation Date.

       12. Ongoing Cooperation.

       In the event that a third party pursues a legal claim against AMS relating in any way to any task or project on which Employee worked while at AMS, Employee agrees to provide reasonable and lawful cooperation to AMS in its defense against such claim. AMS shall pay any reasonable expenses incurred by Employee in connection with such cooperation. Employee voluntarily agrees to make himself available to AMS for interviews and to provide AMS with truthful and accurate information including, but not limited to, documents, testimony, or written or oral statements. Employee agrees to notify AMS, directly or through counsel, within five (5) days of receipt of any subpoena regarding his employment with AMS so that AMS may take any action that it deems appropriate to protect its proprietary and other interests.

     13. Employee’s General Release and Covenant Not to Sue.

     Employee covenants not to sue, and fully and forever releases and discharges AMS, its subsidiaries, affiliates, divisions, successors and assigns, together with its past and present shareholders, directors, officers, employees, and agents (collectively, the “Releasees”) from any and all claims, debts, liens, liabilities, demands, obligations, acts, agreements, causes of action, suits, costs and expenses (including attorneys’ fees), damages (whether pecuniary, actual, compensatory, punitive or exemplary) or liabilities of any nature or kind whatsoever in tort, contract, or by federal, state or local statute, regulation or order, law or equity or otherwise, whether now known or unknown; provided, however, that nothing in this Agreement shall either waive any rights or claims of Employee that arise after the date Employee signs this Agreement or which, as a matter of law, cannot be released or waived. Moreover, nothing in this Agreement shall impair or preclude Employee’s right to claim reasonable expenses, legal fees or indemnification pursuant to Sections 10 and 12, or to take action to enforce the terms of this

Agreement. This release includes, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, or the Americans with Disabilities Act; claims under the Worker Adjustment and Retraining Notification Act; claims for attorneys’ fees or costs; workers’ compensation claims; any and all claims regarding any employment contract, whether written, oral, implied or otherwise; claims relating to AMS’s right to terminate its employees; claims for salary, payments in lieu of extended leave, incentive payments or any other remuneration, or any other claims under federal, state, or local statute, regulation or ordinance, common law, or any other law whatsoever, to the fullest extent permitted by law. Employee expressly agrees and understands that this is a

GENERAL RELEASE.

         14. AMS’s Release and Covenant Not to Sue.

         Except as otherwise stated in this Section 14, AMS, on its sole behalf, agrees not to sue, and further agrees to release, Employee with respect to any claims, whether known or unknown, that it now has, has ever had, or may ever have, against Employee related to any act or omission arising from and during the course of Employee’s employment with AMS and occurring or existing on or prior to the date on which AMS executes this Agreement, except, however, this release is not intended, nor shall it be construed, to be a release of any claims that may be brought by AMS against Employee for fraud, embezzlement, misrepresentation, misappropriation, breach of fiduciary duty, or similar intentional wrongdoing. AMS confirms that it has not filed any legal proceedings against Employee; that it has not transferred any such claims to any other person or entity; and that as of the date of AMS’s execution of this Agreement, AMS is unaware of any claim that falls within the exceptions to this release as set forth in this Section 14. Furthermore, this release is not intended, and shall not be construed, to extend to any of Employee’s undertakings under this Agreement or under the AMS Confidentiality and Intellectual Property Rights Agreement signed by Employee on March 11, 2002.

         15. Employment Verification.

         Employee shall direct all employment verification inquiries to Ms. Patricia Bradshaw, Vice President, Human Resources Operations, AMS, 4050 Legato Road, Fairfax, VA 22033, who shall provide requestor only Employee’s dates of employment and last job title and shall confirm his most recent salary.

         16. Confidential Information and Return of Company Property.

         Employee acknowledges that all confidential information regarding the business of AMS compiled by, created by, obtained by, or furnished to, Employee during his employment with AMS is the exclusive property of AMS. On or before the Separation Date, Employee shall return to AMS all originals and copies of any material involving such confidential information. Employee further agrees that such confidential information is a valuable and unique asset of AMS and agrees that he will not at any time after execution of this Agreement, directly or indirectly, divulge or use such information, whether or not such information is in written or other tangible form unless required by law. Employee also shall return to AMS on or before the Separation Date any items in his possession, custody or control that are the property of AMS including, but not limited to, his computer, employee manual, passwords, office equipment, identification card, parking pass and office keys. In the event that AMS believes that Employee has not returned its confidential information or property, AMS shall notify Employee in writing of its belief and basis for its claim. Employee shall have seven (7) days to cure the alleged defect or verify in writing that he has returned the confidential information or company property.

         17. Non-Disparagement.

         Subject to Employee’s obligation to provide truthful and accurate information in legal proceedings, Employee agrees that he will not voluntarily make any negative or disparaging statements (written or oral) about AMS or any of its directors, officers or employees. It is not AMS management’s intent to disparage Employee’s work abilities or to impede Employee’s ability to secure alternate employment. In the event that Employee notifies the AMS Chief Human Resources Officer of an alleged disparagement by a specific AMS employee, AMS shall investigate such allegation, and if determined to be necessary, take appropriate action to deter any such conduct.

         18. Execution and Revocation Periods.

         Employee acknowledges that he has been given at least twenty-one (21) days to consider this Agreement and that he has seven (7) days from the date he executes this Agreement in which to revoke it and that this Agreement will not be effective or enforceable nor the payments and other benefits set forth in Section 2(a) provided until after the seven (7) day revocation period ends. Employee’s signature below, on a date before the expiration of the twenty-one (21) day review period, shows that he has waived any of the remaining time within the twenty-one (21) days. Revocation can be made by delivery of a written notice of revocation to Mr. Garry Griffiths, Chief Human Resources Officer, American Management Systems, Inc., 4050 Legato Road, Fairfax, VA, 22033, by midnight on or before the seventh (7th) calendar day after Employee signs the Agreement.

         19. Consultation with Counsel and Voluntary Acceptance.

         Employee acknowledges that he has been advised to consult with an attorney of his choice with regard to this Agreement. AMS agrees to contribute up to Three Thousand Dollars ($3,000.00) towards legal expenses incurred by Employee for legal consultation, provided AMS receives a written invoice for such expenses from Employee’s attorney representing that such services have, in fact, been provided. Monies paid to Employee for legal expenses will be considered taxable income to Employee. Furthermore, Employee hereby acknowledges that he understands the significance of this Agreement, and represents that the terms of this Agreement are fully understood and voluntarily accepted by him.

         20. Binding Effect.

         This Agreement shall be binding on AMS and Employee and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall run to the benefit of the Releasees and each of them and to their respective heirs, administrators, representatives, executors, successors and assigns.

         21. Non-Compete, Non-Solicitation Provisions.

         Employee acknowledges that in the course of his employment with AMS he has been exposed to a significant amount of highly confidential information about AMS and its clients, business practices and strategies and that even inadvertent disclosure of this information would cause AMS great harm. Accordingly Employee agrees that:

(a) for twelve (12) months from the Separation Date (the “Restricted Period”) he will not, on his own behalf or on behalf of any other person or entity, directly or indirectly solicit for the provision of, or provide competitive products or services to, any AMS customers for which he provided products and services on behalf of AMS during the two (2) years prior to the Separation Date, or any prospective customers that AMS was actively soliciting to become clients during the two (2) years prior to his Separation Date and in which Employee had any involvement in the solicitation or proposal process. “Competitive Products or Services” shall be defined as products or services, which are in whole or in part similar to AMS’s proprietary products or to services then available from AMS on the Separation Date;

(b) during the Restricted Period, Employee will not directly or indirectly, on his own behalf or in aid of another person or entity, hire or engage or solicit for hire or engagement any individual who was an employee of AMS in the three (3) months prior to the solicitation or hire;

(c) Employee agrees that the above restrictions are reasonable – including the short length of time, and the limitation as to AMS customers and prospective customers – and do not unreasonably restrict his ability to earn a living after the Separation Date. Employee further agrees that these restrictions protect AMS’s legitimate business interests. Employee also agrees that in addition to any other remedies, including an action for damages, AMS also may seek injunctive relief against Employee for violation of this Section.

         At the sole discretion of AMS, any of the provisions of Section 21 may be waived by the Chief Human Resources Officer, but such waiver must be in writing.

         22. Entire Agreement.

         This Agreement sets forth the entire agreement between Employee and AMS, and fully supersedes any and all prior agreements or understandings, whether written or oral, between them regarding its subject matter; provided, however, that nothing in this Agreement is intended to or shall be construed to modify, impair or terminate any obligation (a) of Employee pursuant to the AMS Confidentiality and Intellectual Property Rights Agreement signed by Employee on March 11, 2002, that by its terms imposes obligations that survive Employee’s separation from employment with AMS (copy attached as Exhibit A), or (b) of Employer pursuant to any agreements establishing the terms of benefit or long term compensation plans with the exception of any stock option agreements. Employee acknowledges that he has not relied upon any statement or representation, written or oral, by any AMS Releasee that is not set forth or referenced in this Agreement.

         23. Amendment.

         This Agreement may be modified only by written agreement signed by both Parties.

         24. Choice of Law.

         This Agreement shall be governed in all respects by the laws of the Commonwealth of Virginia, without regard to its conflict of laws principles.

         25. Confidential Nature of Agreement.

         Employee agrees to keep both the existence and the terms of this Agreement confidential and not reveal its contents to any person or entity (including former and current employees of AMS). Notwithstanding the foregoing, Employee may discuss this Agreement with his attorney, immediate family members, financial consultants, or as otherwise required by law. However, Employee must advise whomsoever he tells that he/she has the same confidentiality obligations as Employee. This confidentiality provision is an essential part of the consideration for AMS to enter into this Agreement and if breached, AMS would be irreparably harmed and entitled to recover damages.

         26. Counterparts.

         This Agreement may be signed in counterparts and each such counterpart shall be deemed to be an original but together all such counterparts shall be deemed a single Agreement.

         27. Interpretation and Severability.

         The language in this Agreement shall be construed as a whole and will be given its fair meaning. This Agreement will not be interpreted for or against any Party. In the event that any one or more of the provisions contained herein shall for any reason be held to be unenforceable in any respect under the law of any state or of the United States, such unenforceability shall not affect any other provision of this Agreement, but, with respect only to that jurisdiction holding the provision to be unenforceable, this Agreement shall be construed as if such unenforceable provision had never been in the Agreement.

         28. Arbitration.

         Any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. Arbitration shall occur before a single arbitrator, provided, however, that if the Parties cannot agree on the selection of such arbitrator

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within thirty (30) days after the matter is referred to arbitration, each Party shall select one arbitrator and those arbitrators shall jointly designate a third arbitrator to comprise a panel of three arbitrators. The decision of the arbitrator shall be rendered in writing, shall be final, and may be entered as a judgment in any court in the Commonwealth of Virginia. AMS and the Employee each irrevocably consent to the jurisdiction of the federal and state courts located in the Commonwealth of Virginia for this purpose. The arbitrator shall be authorized to allocate the costs of arbitration between the Parties. Notwithstanding the foregoing, AMS, in its sole discretion, may bring an action in any court of competent jurisdiction to seek injunctive relief in order to avoid irreparable harm and such other relief as AMS shall elect to enforce the obligations undertaken by the Employee pursuant to Sections 12, 16, 17 and 21 hereof.

PLEASE READ CAREFULLY.
THIS AGREEMENT AND GENERAL RELEASE INCLUDES A
RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
EMPLOYEE’S SIGNATURE BELOW ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT,
UNDERSTANDS ITS TERMS, AND HAS ENTERED INTO IT VOLUNTARILY AND KNOWINGLY.

Dated:	09/09/03		/s/ John S. Brittain, Jr.

John S. Brittain, Jr.

Dated:	09/09/03		AMERICAN MANAGEMENT SYSTEMS, INCORPORATED

		By:	/s/ Garry Griffiths
Garry Griffiths Executive Vice President & Chief Human Resources Officer